EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith with respect to the shares of Common Stock of MHI Hospitality Corporation (and any amendments thereto) is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

February 23, 2009

ZAYMA REALTY HOLDINGS INC.

By:	/s/ Amin S. Visram
Name: Amin S. Visram
Title: Executive Vice President and Secretary

/s/ Amin S. Visram
Amin S. Visram